Exhibit 99.1

FULL HOUSE RESORTS ANNOUNCES FOURTH QUARTER RESULTS

- The Temporary by American Place Officially Opened on February 17th;

Illinois Sports Skin Expected to Commence Operations in the Coming Months

- Construction Continues at Chamonix Casino Hotel, with an Opening Expected in the Second Half of 2023

- Executed New Sports Skin Agreement in Colorado

- Lease Agreement to Operate Grand Lodge Casino in Lake Tahoe Extended to December 31, 2024

- Completed a $40 Million Bond Deal in February, Further Ensuring That
No Additional Capital Will be Required Prior to Arranging Financing for the Permanent American Place Casino

Las Vegas – March 7, 2023 – Full House Resorts, Inc. (Nasdaq: FLL) today announced results for the fourth quarter and year ended December 31, 2022, including updates regarding its growth pipeline.

“On February 17th, The Temporary by American Place officially opened to the public,” said Daniel R. Lee, President and Chief Executive Officer of Full House Resorts. “We are very pleased with the positive response received from guests thus far, with many commenting that The Temporary is one of the nicest casinos in the area, despite being in a temporary structure. In its first twelve days of operation, we welcomed more than 40,000 guests through its doors.

“Typical of many new casinos, we opened at less than full capacity. On opening night, for example, only approximately 80% of our slot floor and 60% of our permitted table games were available. Over the coming weeks, we expect to further augment the number of available games on our floor and increase the hours of operation for our table games, which currently operate from 2 p.m. to 2 a.m. As our team gains more experience, we also expect to operate the casino 24 hours per day, versus our current schedule of 8 a.m. to 4 a.m.

“We are currently operating only one of our restaurants, L’Américain. We expect to open our Asia-Azteca fusion restaurant in the next few weeks. A third restaurant, North Shore Steaks and Seafood, is expected to be completed and open in the second quarter. Given the early response to The Temporary, we remain confident in our ability to generate attractive returns from both The Temporary and our future American Place destination.”

Continued Mr. Lee, “At our Chamonix project in Cripple Creek, Colorado, we continue to make substantial progress. Drywall is being installed in guest rooms and the public areas. We recently installed the escalators from the entry level up to the second-floor meeting space, and are preparing for the installation of elevators. We continue to target an opening of Chamonix later this year, potentially with a phased opening beginning in the third quarter of 2023.”

For project renderings and live construction webcams, please visit www.AmericanPlace.com and www.ChamonixCO.com.

On a consolidated basis, revenues in the fourth quarter of 2022 were $36.1 million, a decrease from $43.3 million in the prior-year period. Net loss for the fourth quarter of 2022 was $7.0 million, or a loss of $0.20 per diluted common share, which includes $4.8 million of preopening and development costs. In the prior-year period, net income was $5.0 million, or $0.14 per diluted common share, including $0.3 million of development costs. Adjusted EBITDA(a) in the 2022 fourth quarter, which is a seasonally slow quarter, was $3.9 million versus $7.9 million in the prior-year period. The change reflects adverse weather in December 2022; construction disruptions at Bronco Billy’s; the launch of competing online sports wagering in Louisiana; and increases in certain expenses, notably for property insurance and food costs.

For the full year, revenues were $163.3 million, net loss was $14.8 million, and Adjusted EBITDA was $32.1 million in 2022. In 2021, which benefited from guests receiving government stimulus checks, revenues were $180.2 million, net income was $11.7 million, and Adjusted EBITDA was $47.2 million.

Fourth Quarter Highlights and Subsequent Events

●	Mississippi. Silver Slipper Casino and Hotel’s revenues were $18.4 million in the fourth quarter of 2022, versus $22.5 million in the prior-year period. Results in the fourth quarter of 2022 were adversely affected by the competitive launch of online sports wagering within nearby Louisiana that started in January 2022, colder than normal temperatures, and significant marketing promotions at a nearby competitor. Adjusted Segment EBITDA was $4.0 million, reflecting the revenue declines noted above, as well as an increase in certain operating expenses, including an increase of $0.2 million for property insurance. Adjusted Segment EBITDA was $6.7 million in the prior-year period.

Similar factors affected Silver Slipper’s annual results. Revenues declined from $90.6 million in 2021 to $80.9 million in 2022, primarily as a result of the absence of government stimulus checks in 2022 and new competition from online sports betting in Louisiana. The cost of property insurance and certain food items also increased significantly. As a result, Adjusted Segment EBITDA in 2022 was $19.5 million, versus $29.8 million in 2021. Despite being down from the prior year, the Silver Slipper’s revenues and Adjusted Segment EBITDA in 2022 were the second highest in its 16-year history.
●	Indiana. Rising Star Casino Resort’s revenues were $9.0 million in the fourth quarter of 2022, compared to $9.7 million in the fourth quarter of 2021. As with the Company’s other casinos, significant snowstorms adversely affected Rising Star, especially in December 2022. Additionally, a competitor in nearby Northern Kentucky with “historical racing machines” (which are a form of slot machine) opened in September 2022. Adjusted Segment EBITDA was $0.5 million in the fourth quarter of 2022, versus $1.1 million in the prior-year period.

For the year, revenues in the Indiana segment fell 5.7%, due to the absence of government stimulus checks and a new competitor that opened in September 2022 in nearby Northern Kentucky. Operating expenses declined, helping to offset the decline in revenues. Adjusted Segment EBITDA for 2022 was $6.9 million, versus $8.7 million in 2021. Even at that reduced level, Rising Star’s Adjusted Segment EBITDA in 2022 was its second best overall in ten years.

●	Colorado. This segment includes Bronco Billy’s Casino and Hotel and, upon its opening, Chamonix Casino Hotel. The Colorado gaming market, including Cripple Creek, has shown significant growth since betting limits were eliminated in May 2021. Bronco Billy’s, however, has incurred significant construction disruption, including temporarily-reduced gaming and restaurant capacity and the temporary absence of all on-site hotel rooms and on-site self-parking. To alleviate the lack of on-site parking, Bronco Billy’s currently offers complimentary valet parking and a free shuttle service to an off-site parking lot.

Prior to the pandemic and commencement of construction, Bronco Billy’s had 827 slot machines and 10 table games. Approximately 41% of its pre-existing gaming space was closed in November 2021 to facilitate construction of Chamonix. Then, in May 2022, additional gaming capacity was closed, as well as the property’s steakhouse, for refurbishment. The refurbished portion of the casino reopened in late December, though the property continues to operate today with approximately half the gaming positions than it had prior to the pandemic. The steakhouse is being recast as an Italian restaurant and is expected to open in the third quarter. Hence, during virtually all of the fourth quarter and a significant portion of the year, Bronco Billy’s was operating with approximately 45% of the gaming space that it had prior to the pandemic and commencement of construction, as well as significantly fewer food and beverage options. The casino has meanwhile maintained much of its payroll, despite reduced activity levels, anticipating the need for the larger workforce required to open and operate Chamonix. Partially offsetting this, some expenses, such as the cost of food and beverages, vary with activity levels. Revenues were $3.5 million in the fourth quarter of 2022, versus $5.0 million in the prior-year period. Adjusted Segment EBITDA in this off-season quarter reflected a small loss, versus a small profit in the prior year period.

Construction likewise affected results for the year. Revenues in 2022 were $16.2 million, versus $23.7 million in 2021. Adjusted Segment EBITDA was a loss of $688,000 for 2022, versus positive Adjusted Segment EBITDA of $5.5 million in 2021. When Chamonix opens later this year, Bronco Billy’s will share the significant on-site parking garage, valet and surface parking capacity of the new casino. It will also benefit from Chamonix’s adjoining 300-guestroom hotel.

●	Nevada. This segment consists of the Grand Lodge Casino, which is located within the Hyatt Regency Lake Tahoe luxury resort in Incline Village, and Stockman’s Casino, which is located in Fallon, Nevada. Revenues were $4.1 million in the fourth quarter of 2022, compared to $4.3 million in the prior-year period. Results in the fourth quarter of 2022 reflect a significant snowstorm in the Lake Tahoe area, with snowfall lasting until late on the important New Year’s Eve holiday. Adjusted Segment EBITDA of $0.4 million in the fourth quarter of 2022 compares to $0.8 million in the prior-year period.

For the year, the Nevada segment’s revenues rose 7.7% over the prior year, despite the absence of government stimulus checks. This largely reflected the recovery of tourism to the Lake Tahoe region. Adjusted Segment EBITDA was approximately flat at $4.9 million in both years.

In February 2023, the Company extended the expiration of its agreement to lease the Grand Lodge Casino from August 31, 2023 to December 31, 2024, after which time portions of the Hyatt Lake Tahoe are expected to undergo enhancement work.

●	Contracted Sports Wagering. This segment consists of the Company’s on-site and online sports wagering “skins” (akin to websites) in Colorado, Indiana and, upon launch, Illinois. Revenues and Adjusted Segment EBITDA were both $1.1 million in the fourth quarter of 2022, versus $1.8 million in the prior-year period. These results reflect two agreements that ceased operations in May 2022, when one of the Company’s contracted parties ended its online operations. In December 2022, the Company executed an agreement with a replacement operator for its available Colorado sports skin, which began its contractual term this week. The Company continues to evaluate the best use for its available skin in Indiana, including whether to utilize such skin itself or find a replacement third-party operator.

For the year, this segment’s revenues grew 21.6%, from $5.9 million in 2021 to $7.2 million in 2022, and Adjusted Segment EBITDA rose 21.0%, from $5.9 million to $7.1 million. The increase reflects an additional skin that contractually went live on December 1, 2021, as well as an acceleration of deferred revenue for two agreements that ceased operations in May 2022, as noted above.

The results of this segment do not yet include income contribution from the Company’s Illinois sports skin or the recently-executed agreement for its Colorado sports skin. Similar to the Company’s other sports wagering agreements, the Company will receive a percentage of revenues, as defined in the contracts, with minimal expected expenses. The total annualized minimum amount for all six of the Company’s sports wagering agreements will be $10 million once these two additional skins are live. The new Colorado sports skin began its contractual term in March 2023, and the Company believes that its Illinois sports skin will begin operations in Spring 2023, pending customary regulatory approvals.

Liquidity and Capital Resources

As of December 31, 2022, the Company had $191.2 million in cash and cash equivalents, including $134.6 million of cash reserved under its bond indentures to complete the construction of Chamonix. Its debt consisted primarily of $410.0 million in outstanding senior secured notes due 2028, which become callable at specified premiums beginning in February 2024. In February 2023, the Company further augmented its available liquidity through the issuance of $40.0 million of additional senior secured notes due 2028, which are likewise callable beginning in February 2024. Prior to the February 2023 issuance of additional notes – and in anticipation of the payment of significant gaming license fees related to The Temporary’s opening – the Company drew $36.0 million from its revolver, which currently remains outstanding.

Conference Call Information

The Company will host a conference call for investors today, March 7, 2023, at 4:30 p.m. ET (1:30 p.m. PT) to discuss its 2022 fourth quarter results. Investors can access the live audio webcast from the Company’s website at www.fullhouseresorts.com under the investor relations section. The conference call can also be accessed by dialing (201) 689-8470.

A replay of the conference call will be available shortly after the conclusion of the call through March 21, 2023. To access the replay, please visit www.fullhouseresorts.com. Investors can also access the replay by dialing (412) 317-6671 and using the passcode 13736741.

(a) Reconciliation of Non-GAAP Financial Measure

The Company utilizes Adjusted Segment EBITDA, a financial measure in accordance with generally accepted accounting principles (“GAAP”), as the measure of segment profitability in assessing performance and allocating resources at the reportable segment level. Adjusted Segment EBITDA is defined as earnings before interest and other non-operating income (expense), taxes, depreciation and amortization, preopening expenses, impairment charges, asset write-offs, recoveries, gain (loss) from asset disposals, project development and acquisition costs, non-cash share-based compensation expense, and corporate-related costs and expenses that are not allocated to each segment. The Company also utilizes Adjusted EBITDA (a non-GAAP measure), which is defined as Adjusted Segment EBITDA net of corporate-related costs and expenses.

Although Adjusted EBITDA is not a measure of performance or liquidity calculated in accordance with GAAP, the Company believes this non-GAAP financial measure provides meaningful supplemental information regarding our performance and liquidity. The Company utilizes this metric or measure internally to focus management on year-over-year changes in core operating performance, which it considers its ordinary, ongoing and customary operations and which it believes is useful information to investors. Accordingly, management excludes certain items when analyzing core operating performance, such as the items mentioned above, that management believes are not reflective of ordinary, ongoing and customary operations.

A reconciliation of Adjusted EBITDA is presented below. However, you should not consider this measure in isolation or as a substitute for operating income, cash flows from operating activities, or any other measure for determining our operating performance or liquidity that is calculated in accordance with GAAP. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that, in the future, we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

FULL HOUSE RESORTS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2022	2021	2022	2021
Revenues
Casino	$25,583	$31,214	$113,876	$130,431
Food and beverage	6,239	6,714	26,494	27,347
Hotel	2,206	2,434	9,282	9,624
Other operations, including contracted sports wagering	2,054	2,909	13,629	12,757
	36,082	43,271	163,281	180,159
Operating costs and expenses
Casino	9,515	11,078	39,788	43,765
Food and beverage	6,238	6,270	26,372	23,757
Hotel	1,282	1,112	4,806	4,444
Other operations	574	458	2,168	1,980
Selling, general and administrative	14,911	16,754	59,706	59,965
Project development costs, net	195	291	228	782
Preopening costs	4,644	—	9,558	17
Depreciation and amortization	1,918	1,771	7,930	7,219
Loss on disposal of assets, net	39	2	42	676
	39,316	37,736	150,598	142,605
Operating (loss) income	(3,234)	5,535	12,683	37,554
Other (expense) income
Interest expense, net	(3,763)	(6,126)	(22,988)	(23,657)
Gain (loss) on modification and extinguishment of debt, net	—	5,695	(4,530)	(409)
Adjustment to fair value of warrants	—	—	—	(1,347)
	(3,763)	(431)	(27,518)	(25,413)
(Loss) income before income taxes	(6,997)	5,104	(14,835)	12,141
Income tax (benefit) expense	(15)	56	(31)	435
Net (loss) income	$(6,982)	$5,048	$(14,804)	$11,706

Basic (loss) earnings per share	$(0.20)	$0.15	$(0.43)	$0.36
Diluted (loss) earnings per share	$(0.20)	$0.14	$(0.43)	$0.33

Basic weighted average number of common shares outstanding	34,401	34,231	34,355	32,517
Diluted weighted average number of common shares outstanding	34,401	36,749	34,355	34,946

Full House Resorts, Inc.

Supplemental Information

Segment Revenues, Adjusted Segment EBITDA and Adjusted EBITDA

(In thousands, Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2022	2021	2022	2021
Revenues
Mississippi	$18,430	$22,495	$80,860	$90,628
Indiana	9,021	9,685	39,090	41,435
Colorado	3,452	5,032	16,185	23,660
Nevada	4,082	4,299	19,950	18,516
Contracted Sports Wagering	1,097	1,760	7,196	5,920
	$36,082	$43,271	$163,281	$180,159

Adjusted Segment EBITDA(1) and Adjusted EBITDA
Mississippi	$4,047	$6,747	$19,488	$29,843
Indiana	513	1,120	6,888	8,736
Colorado	(638)	453	(688)	5,545
Nevada	351	760	4,908	4,933
Contracted Sports Wagering	1,079	1,768	7,127	5,890
Adjusted Segment EBITDA	5,352	10,848	37,723	54,947
Corporate	(1,459)	(2,930)	(5,589)	(7,733)
Adjusted EBITDA	$3,893	$7,918	$32,134	$47,214

__________

(1)	The Company utilizes Adjusted Segment EBITDA as the measure of segment operating profitability in assessing performance and allocating resources at the reportable segment level.

Full House Resorts, Inc.

Supplemental Information

Reconciliation of Net Income (Loss) and Operating Income (Loss) to Adjusted EBITDA

(In Thousands, Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2022	2021	2022	2021
Net (loss) income	$(6,982)	$5,048	$(14,804)	$11,706
Income tax (benefit) expense	(15)	56	(31)	435
Interest expense, net	3,763	6,126	22,988	23,657
(Gain) loss on modification and extinguishment of debt, net	—	(5,695)	4,530	409
Adjustment to fair value of warrants	—	—	—	1,347
Operating (loss) income	(3,234)	5,535	12,683	37,554
Project development costs, net	195	291	228	782
Preopening costs	4,644	—	9,558	17
Depreciation and amortization	1,918	1,771	7,930	7,219
Loss on disposal of assets, net	39	2	42	676
Stock-based compensation	331	319	1,693	966
Adjusted EBITDA	$3,893	$7,918	$32,134	$47,214

Full House Resorts, Inc.

Supplemental Information

Reconciliation of Operating Income (Loss) to Adjusted Segment EBITDA and Adjusted EBITDA

(In Thousands, Unaudited)

Three Months Ended December 31, 2022
							Adjusted
							Segment
	Operating	Depreciation	Loss on	Project		Stock-	EBITDA and
	Income	and	Disposal	Development	Preopening	Based	Adjusted
	(Loss)	Amortization	of Assets	Costs	Costs	Compensation	EBITDA
Reporting segments
Mississippi	$3,325	$683	$39	$—	$—	$—	$4,047
Indiana	(86)	599	—	—	—	—	513
Colorado	(1,417)	373	—	—	406	—	(638)
Nevada	157	194	—	—	—	—	351
Contracted Sports Wagering	1,079	—	—	—	—	—	1,079
	3,058	1,849	39	—	406	—	5,352
Other operations
Corporate	(6,292)	69	—	195	4,238	331	(1,459)
	$(3,234)	$1,918	$39	$195	$4,644	$331	$3,893

Three Months Ended December 31, 2021
						Adjusted
						Segment
	Operating	Depreciation	Loss on	Project	Stock-	EBITDA and
	Income	and	Disposal	Development	Based	Adjusted
	(Loss)	Amortization	of Assets	Costs	Compensation	EBITDA
Reporting segments
Mississippi	$6,070	$677	$—	$—	$—	$6,747
Indiana	558	562	—	—	—	1,120
Colorado	88	363	2	—	—	453
Nevada	625	135	—	—	—	760
Contracted Sports Wagering	1,768	—	—	—	—	1,768
	9,109	1,737	2	—	—	10,848
Other operations
Corporate	(3,574)	34	—	291	319	(2,930)
	$5,535	$1,771	$2	$291	$319	$7,918

Full House Resorts, Inc.

Supplemental Information

Reconciliation of Operating Income (Loss) to Adjusted Segment EBITDA and Adjusted EBITDA

(In Thousands, Unaudited)

Year Ended December 31, 2022
			Loss /				Adjusted
			(gain)				Segment
	Operating	Depreciation	on	Project		Stock-	EBITDA and
	Income	and	Disposal	Development	Preopening	Based	Adjusted
	(Loss)	Amortization	of Assets	Costs	Costs	Compensation	EBITDA
Reporting segments
Mississippi	$16,684	$2,757	$47	$—	$—	$—	$19,488
Indiana	4,532	2,356	—	—	—	—	6,888
Colorado	(3,544)	1,429	(5)	—	1,432	—	(688)
Nevada	3,938	970	—	—	—	—	4,908
Contracted Sports Wagering	7,127	—	—	—	—	—	7,127
	28,737	7,512	42	—	1,432	—	37,723
Other operations
Corporate	(16,054)	418	—	228	8,126	1,693	(5,589)
	$12,683	$7,930	$42	$228	$9,558	$1,693	$32,134

Year Ended December 31, 2021
							Adjusted
							Segment
	Operating	Depreciation	Loss on	Project		Stock-	EBITDA and
	Income	and	Disposal	Development	Preopening	Based	Adjusted
	(Loss)	Amortization	of Assets	Costs	Costs	Compensation	EBITDA
Reporting segments
Mississippi	$26,553	$2,701	$589	$—	$—	$—	$29,843
Indiana	6,396	2,340	—	—	—	—	8,736
Colorado	3,959	1,482	87	—	17	—	5,545
Nevada	4,386	547	—	—	—	—	4,933
Contracted Sports Wagering	5,890	—	—	—	—	—	5,890
	47,184	7,070	676	—	17	—	54,947
Other operations
Corporate	(9,630)	149	—	782	—	966	(7,733)
	$37,554	$7,219	$676	$782	$17	$966	$47,214

Cautionary Note Regarding Forward-looking Statements

This press release contains statements by Full House and our officers that are “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “believe,” “project,” “expect,” “future,” “should,” “will” and similar references to future periods. Some forward-looking statements in this press release include those regarding our expected construction budgets, estimated commencement and completion dates, expected amenities, and our expected operational performance for Chamonix and American Place, including The Temporary; and our expectations regarding our ability to replace any terminated sports wagering contracts in Colorado and Indiana, our ability to operate sports wagering contracts ourselves and the success of any new sports wagering contracts or operations in Colorado, Indiana or Illinois. Forward-looking statements are neither historical facts nor assurances of future performance. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Such risks include, without limitation, our ability to repay our substantial indebtedness; inflation and its potential impacts on labor costs and the prices of food, construction, and other materials; the effects of potential disruptions in the supply chains for goods, such as food, lumber, and other materials; general macroeconomic conditions; our ability to effectively manage and control expenses; our ability to complete Chamonix and American Place on-time and on-budget; changes in guest visitation or spending patterns due to COVID-19 or other health or other concerns; construction risks, disputes and cost overruns; dependence on existing management; competition; uncertainties over the development and success of our expansion projects; the financial performance of our finished projects and renovations; effectiveness of expense and operating efficiencies; and regulatory and business conditions in the gaming industry (including the possible authorization or expansion of gaming in the states we operate or nearby states). Additional information concerning potential factors that could affect our financial condition and results of operations is included in the reports we file with the Securities and Exchange Commission, including, but not limited to, Part I, Item 1A. Risk Factors and Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations of our Annual Report on Form 10-K for the most recently ended fiscal year and our other periodic reports filed with the Securities and Exchange Commission. We are under no obligation to (and expressly disclaim any such obligation to) update or revise our forward-looking statements as a result of new information, future events or otherwise. Actual results may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements.

About Full House Resorts, Inc.

Full House Resorts owns, leases, develops and operates gaming facilities throughout the country. The Company’s properties include The Temporary by American Place in Waukegan, Illinois; Silver Slipper Casino and Hotel in Hancock County, Mississippi; Bronco Billy’s Casino and Hotel in Cripple Creek, Colorado; Rising Star Casino Resort in Rising Sun, Indiana; Stockman’s Casino in Fallon, Nevada; and Grand Lodge Casino, located within the Hyatt Regency Lake Tahoe Resort, Spa and Casino in Incline Village, Nevada. The Company is currently constructing Chamonix Casino Hotel, a new luxury hotel and casino in Cripple Creek, Colorado. For further information, please visit www.fullhouseresorts.com.

Contact:

Lewis Fanger, Chief Financial Officer

Full House Resorts, Inc.

702-221-7800

www.fullhouseresorts.com